Exhibit 10.13

CONSULTANT

ENGAGEMENT AGREEMENT

This Agreement is made the 15th day of October 2022, by and between Alpha Energy, Inc. (the “Company”), a Colorado Consultant having an office at 14143 Denver West Blvd #100, Golden, CO 80401 and Matador Wellsite Consulting, LLC, an Oklahoma entity with an address at P.O. Box 151, Stillwater, OK 74076 (the “Consultant”). Company and Consultant shall be collectively referred to herein as “Parties” and individually as “Party”.

Alpha Energy, Inc. hereby engages Matador, as Consultant, under the following terms and conditions, to be effective as of the date above written.

WHEREAS, the Company desires professional guidance and advice regarding energy operations and development and desires Consultant to aid it in business matters; and

WHEREAS, Jeffrey Wright (“Wright”) is the Manager of Consultant and has expertise in the area of energy operations, project development, and oil field management; and

WHEREAS, Consultant is willing to provide the services of Wright to act as an advisor to the Company upon the terms and conditions set forth in this Agreement. Unless specified otherwise, Jeffrey Wright and Matador Wellsite Consulting, LLC shall together herein be referred to as Consultant; and

WHEREAS, Consultant is to be hereby engaged to act as Operations Manager of Alpha Energy, Inc.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the Parties hereto agree as follows:

1.	Duties, Scope of Agreement, and Relationship of the Parties

(a)    The Company hereby agrees to retain Consultant as Operations Manager, consistent with Consultant’s expertise and ability in energy operations and development, and Consultant agrees to so act for the Company during the term of this Agreement under the Job Description attached as Exhibit A. All Parties understand that Consultant has many other business interests and will devote as much time as in his sole and absolute discretion is necessary to perform his duties under this Agreement. In addition, the Company understands that consultant’s efforts on behalf of his other interests are the sole and separate property of Consultant.

(b)    The services rendered by Consultant to the Company pursuant to this Agreement shall be as an independent contractor at times and dates convenient to Consultant, and this Agreement does not make Consultant the Consultant of the Company for any purpose whatsoever. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, in excess of $1,000, express or implied, on behalf of or in the name of the Company except as authorized by the Company’s President or Board. The Company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

Alpha-Matador Consulting Agreement 10-2022

(c)    Consultant agrees to make available to Company his services as Operations Manager er on an as needed basis on reasonable request. Consultant shall provide planning and other advisory services within the scope of the Job Description as are necessary to carry out the business of the Company.

(d)    Company recognizes Consultant has other business interests and clients. To prevent potential conflicts of interest:

(i)    The Parties agree that Consultant’s work for Company shall be geographically restricted to the area of Section 6, T17N R2W and Sections 1-2 and 11-14, T17N R3W, all in Logan County, OK and content-restricted to the Job Description (together, the “Alpha-Matador AMI”). Other areas may be added to the Alpha-Matador AMI only by mutual consent in writing.

(ii)    Consultant has from time-to-time generated information and ideas relevant to oil and gas exploration (“Consultant Intellectual Property”). Company shall not obtain through this Agreement any rights of access, control, or ownership of Consultant Intellectual Property. Consultant is the sole determiner of what constitutes Consultant Intellectual Property. During the scope of Consultant’s engagement under this Agreement, Consultant may from time to time provide data, spreadsheets, models, or formulas to the Company or its affiliates (“Consultant Data”) for use in building and improving the Company’s internal models, determining suitable projects to explore, surveying land, or other such uses to be determined by the Consultant. For the avoidance of doubt, such Consultant Data has been previously gathered and analyzed by Consultant and is considered “Consultant Intellectual Property.” Additionally, the use of such Consultant Data by Consultant or the Company may lead to modifications to the Consultant Data correcting or clarifying the existing Consultant Data (the “Data Modifications”). Notwithstanding any provision herein to the contrary, the Consultant Data and the Data Modifications, if any, shall be the sole property of the Consultant, including if such Consultant Data is modified or expanded by the Data Modifications within the scope of the engagement discussed herein. At any time, the Consultant may request that such Consultant Data be returned to Consultant and any records of such Consultant Data be destroyed.

(iii)    Consultant has ongoing oil and gas projects outside of the Alpha-Matador AMI. Nothing in this Agreement shall be construed to give Company any rights to any project or research outside the Alpha-Matador AMI.

2.	Compensation

(a)    The Company will pay US$10,000.00 per month to Consultant as a consulting fee. These payments will be made to the account and entity designated by Consultant on an invoice submitted on or after the last day of the month, and shall be paid timely by Company. The first month of October, 2022 shall be fifty percent (50%) or $5,000.00. In the event of termination of this Agreement by either party, Consultant will be due a prorated amount based on the actual number of days under contract, including notification days, divided by the total number of days in the month when termination is effective.

Alpha-Matador Consulting Agreement 10-2022

(b)    Company will issue Consultant Two Thousand (2,000) shares per month of its common stock, valued per share at two-week Volume Weighted Average Price (“VWAP”) at date of issuance and bearing a legend restricting sale for six (6) months from the date of issuance.

a.

Actual stock issuances shall be on a quarterly rather than monthly basis, with the first issuance being on or about October 1, 2022. The stock issuance for the month of October 2022 shall be fifty percent (50%) or One Thousand (1000) shares. In the event of termination of this contract by either party, Consultant will be due the full share issuance earned under this provision for any month worked, including partial months, under this contract for which shares have not previously been issued.

b.	Stock shall be issued to:

Jeffrey Wright

P.O. Box 151

Stillwater, OK 74076

Mr. Wright will provide a W-9 and any other necessary information to issuer to facilitate transfer.

c.	Following completion of the restriction period and upon request of Consultant, Company will act in good faith to support expeditious removal of the restrictive legend and registration of the shares.

(c)    The Parties agree that the remuneration specified above for services provided to the Company are based on 100% of Consultant’s time, regardless of the actual hours Consultant spends during any given month. Remuneration specified herein shall not be reduced if Consultant provides less than 100% of Consultant’s time.

(d)    The Consultant agrees to provide a daily report (the “Production Report”) when requested as to the services provided and the projects that the Consultant has worked on, on the Company’s behalf, at the request of the President of Company.

(e)    Consultant shall have use of a vehicle provided by Company and insured through a policy held by Company (“Company Truck”). The Company shall procure and maintain automobile liability insurance in respect thereof, with such coverage insuring Consultant for bodily injury and property damage. Reimbursement of automobile-related expenses shall be made as soon as practicable. Additionally, neither the provision of in-kind benefits nor the reimbursement of expenses in any one calendar year shall affect the level or amount of in-kind benefits to be provided, or the expenses eligible for reimbursement, in any other calendar year. Consultant shall maintain a log of mileage used on Company Projects. The Company Truck is not to be used for private businesses of Consultant, and is to be made available to other Company representatives from time to time under the direction of the Company’s President. Currently the Company Truck is a 2021 Chevrolet Silverado.

Alpha-Matador Consulting Agreement 10-2022

3.	Expenses

The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in carrying out its duties under this Agreement including travel. Consultant shall submit related receipts and documentation with his request for reimbursement.

4.	Renewal; Termination

(a)    This Agreement shall continue in effect for 12 months and thereafter, if not then terminated, shall be renewed monthly until terminated by the Parties. Either the Company or the Consultant may terminate this Agreement by giving the other party fifteen (15) days written notice. However, termination of Consultant by the Company shall not relieve the Company of its financial obligations to Consultant.

(b)    Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5.	Confidential Information

(a)    “Confidential Information,” as used in this Section 5, means information that is not generally known and that is proprietary to the Company or the Consultant or that the either Party is obligated to treat as proprietary. This information includes, without limitation:

(i)	Trade secret information about the Company and its products; and

(ii)	Information concerning the Company’s business as the Company has conducted it since the Company’s inConsultantCompany or as it may conduct it in the future; and

(iii)

Information concerning any of the Company’s past, current, or possible future products, including (without limitation) information about the Company’s research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(iv)	Information of Consultant including Consultant Intellectual Property and Consultant Data and Data Modifications.

(b)    “Confidential Information” as herein defined shall include Consultant Intellectual Property obtained either prior to Consultant’s engagement under this Agreement or obtained by Consultant outside his engagement with Company.. “Confidential Information” shall likewise include Consultant Intellectual Property, Consultant Data and Data Modifications.

Alpha-Matador Consulting Agreement 10-2022

(c)    Any information that Consultant reasonably considers Confidential Information, or that the Company or Consultant treats as Confidential Information, due to its unique nature purchased or developed by the Company or Consultant, not available in the public domain or licensed or copyrighted information will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how obtained).

(d)    Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose such aforedescribed Confidential Information to any person not authorized by the Company to receive it. Unless authorized in writing by Consultant, Company will never disclose Consultant Intellectual Property to third parties.

(e)    In the event Consultant or Company becomes legally compelled to disclose such aforedescribed Confidential Information, the obligated Party shall provide the other Party with prompt notice so a protective order or other appropriate remedy may be sought. In any event, the obligated Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise commercially reasonable efforts, at the Company’s expense, to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the furnished Confidential Information.

(f)    If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. If this Agreement is terminated, Company agrees to terminate all use of Consultant Intellectual Property and destroy or retrun to Consultant any Consultant Intellectual Property in its possession or control. The rights of the Parties set forth in this Section 5 are in addition to any rights of the Parties with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Oklahoma or any other state or any country wherein Parties may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

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6.	False or Misleading Information

The Company warrants that it will provide Consultant with accurate financial, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any efforts required of Consultant under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant, then, in such event, Consultant may terminate the Agreement and any and all fees paid or due hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Consultant under this Agreement.

Alpha-Matador Consulting Agreement 10-2022

7.	Consultant’s Best Efforts and No Warranty of Information

Consultant shall use its best efforts to use reliable information and best practices associated with the oil and gas business. However, Consultant makes no warranty as to the completeness or interpretation of such information, nor does Consultant warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Consultant are, or may well be estimates only, and should not be considered predictions of actual results.

8.	Miscellaneous

(a)    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties. Parties cannot assign obligations due under this Agreement without the other Party’s written consent.

(b)    Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c)    Governing Law. The laws of Oklahoma will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Oklahoma court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d)    Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)    Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)    Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

Alpha-Matador Consulting Agreement 10-2022

(g)    Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the Parties concerning the matters in this Agreement.

(h)    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

In the case of the Company:

Alpha Energy, LLC

Attention: Jay Leaver, President

14143 Denver West Blvd., #100

Golden, Colorado 80401

Ph: 720-212-5489

Email: jleaver@alpha-energy.us

In the case of Consultant:

Matador Wellsite Consulting, LLC

Attention: Jeffrey Wright

P.O. Box 151

Stillwater, Oklahoma 74076

Ph. 405-334-3182

E-mail: jeffreywright2017@gmail.com

(i)    Indemnification. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company’s possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement.

(j)    Counterparts. This Agreement may be executed by signing an original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.

(k)    Conflicts of Interest. Company acknowledges that Consultant is engaged in the business of providing petroleum consulting for other oil and gas companies within the United State and Canada. In the event Consultant is requested by Company to provide advice and guidance on or about geographical areas that may create a potential conflict of interest between Consultant’s other business matters and the Company’s operations, Consultant shall not be required by Company to render advice and guidance on such an area. Company and Consultant shall use their best efforts to notify each other of any potential conflicts of interest. In any event, Consultant’s general knowledge that Company plans to engage, or is actively engaging, in oil and gas exploration within an area shall in no way preclude Consultant, or Consultant’s business entities, from performing land services or consulting for other oil and gas companies within the same area.

Alpha-Matador Consulting Agreement 10-2022

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 15th day of October 2022.

	“The Company”		“Consultant”
	ALPHA ENERGY, INC.		MATADOR WELLSITE CONSULTING

By:		By:
Jay Leaver, President

Exhibit A

Job Description- Operations Manager

A.

Consultant has specific experience in the fields of petroleum operations, production optimization, and field operations relevant to oil and gas projects. Consultant will make this expertise reasonably available to the Company.

B.

Consultant will make specific recommendations for additional consultants or vendor services necessary to continue intelligent pursuit of development of the Alpha-Matador AMI. Consultant will not make such recommendations without due consideration for the needs of the Company.

C.	Consultant shall participate in the development and analysis of potential acquisitions and/or divestitures.

D.

Consultant may take on other reasonable duties within his expertise from time to time as directed by the Company’s President, assuming such activities do not conflict with Consultant’s other interests.

Alpha-Matador Consulting Agreement 10-2022